Exhibit 15.2

We have issued our report dated July 29 2025, except for Disposal of Subsidiary in Note 2 (e), as to which the date is July 22, 2026, with respect to the consolidated financial statements included in this Annual Report on Form 20-F of MindWalk Holdings Corp. (formerly known as ImmunoPrecise Antibodies Ltd.), as filed with the United States Securities and Exchange Commission, for the year ended April 30, 2025. We also consent to the incorporation by reference of our report in the Registration Statement of MindWalk Holdings Corp. on Form F-3 (File No. 333-273197) and Form S-8 (File No. 333-256730).

/s/ GRANT THORNTON LLP

Houston, Texas

July 22, 2026